Exhibit 10.10

AMENDED AND RESTATED
PARTICIPATION AGREEMENT
UNDER THE
NORTHEAST COMMUNITY BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS AMENDED AND RESTATED PARTICIPATION AGREEMENT (the “Amended Participation Agreement”) is entered into as of the 1st day of January 2010 by and between NORTHEAST COMMUNITY BANK (the “Employer”), and Kenneth A. Martinek, an executive of the Employer (the “Participant”).

RECITALS:

WHEREAS, the Employer has adopted the Northeast Community Bank Supplemental Executive Retirement Plan (the “Plan”) effective as of January 1, 2006, and

WHEREAS, the Employer and the Participant have previously entered into a Participation Agreement under the Plan and desire to make certain modifications thereto

NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants set forth herein, the parties agree as follows:

1.             Definitions. Except as otherwise provided, or unless the context otherwise requires, the terms used in this Amended Participation Agreement shall have the same meanings as set forth in the Plan.

2.             Plan. Plan means the Northeast Community Bank Supplemental Executive Retirement Plan, as the same may be altered or supplemented in any validly executed Participation Agreement.

3.             Incorporation of Plan. The Plan, a copy of which is attached hereto as Exhibit A, is hereby incorporated into this Amended Participation Agreement as if fully set forth herein, and the parties hereby agree to be bound by all of the terms and provisions contained in the Plan. The Participant hereby acknowledges receipt of a copy of the Plan and, subject to the foregoing, confirms his understanding and acceptance of all of the terms and conditions contained therein.

4.             Effective Date of Participation. The effective date of the Participant’s participation in the Plan shall be January 1, 2006 (the “Participation Date”).

5.             Normal Retirement Age. The Participant’s Normal Retirement Age for purposes of the Plan and this Participation Agreement is the later of the date the Participant (i) attains age sixty (60) or (ii) completes twenty (20) years of service.

6.             Year of Service. The Participant shall be credited with one year of service for each twelve (12) month period the Participant has been employed by the Employer, whether such employment began before or after the Participation Date.

7.             Prohibition Against Funding. Should any investment be acquired in connection with the liabilities assumed under this Plan and this Amended Participation Agreement, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets, nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their Beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged and unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Participant shall be required to look to the provisions of the Plan and to the Employer itself for enforcement of any and all benefits due under this Amended Participation Agreement, and, to the extent the Participant acquires a right to receive payment under the Plan and this Amended Participation Agreement, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under the Plan and this Amended Participation Agreement.

8.             Provisions Related to SERP Benefit.

(a)
Normal Retirement SERP Benefit. Upon the Participant’s termination of employment upon or after attaining Normal Retirement Age, the Participant shall receive an annual benefit of fifty percent (50%) of the Participant’s final average base salary over the immediately preceding full thirty-six (36) calendar months prior to termination of employment, paid for the period and on the terms provided herein. The Participant’s base salary calculation shall be provided by Employer’s payroll department.

(b)
Early Retirement SERP Benefit.  In the event the Participant terminates employment prior to attaining age sixty (60) but after completing at least twenty (20) years of service, the Participant shall receive the SERP Benefit described in Paragraph 8(a), reduced by .25% for each month by which the Participant’s age at termination of employment is less than the Normal Retirement Age.

(c)
Form of SERP Benefit Payment. Subject to the restrictions of Section 4.3 of the Plan, the annual SERP Benefit shall be paid in equal monthly installments beginning not later than thirty (30) days after the Participant’s termination date until all benefits are fully paid.  The annual SERP Benefit shall be paid for the greater of (i) the Participant’s life or (ii) fifteen (15) years, following the Participant’s Normal Retirement, eligible Early Retirement, or termination of employment by reason of disability (with payments beginning at age 65 if the Participant terminates employment due to disability).

(d)
Post-Retirement Death Benefit. The Participant’s annual SERP Benefit shall be payable for a minimum period of fifteen (15) years. In the event that the Participant dies during the minimum fifteen (15) year SERP Benefit payment period, the Participant’s Beneficiary, as designated pursuant to this Participation Agreement, will continue to receive such payments until the minimum benefits are fully paid.

(e)
Pre-Retirement Death Benefit. In the event of the Participant’s death prior to Normal Retirement, the Participant’s Beneficiary(ies) shall be entitled to a pre-retirement death benefit equal to the actuarial equivalent (calculated as described in Paragraph 8(g) below) of the unreduced SERP Benefit payment described in Paragraph 8(a) of this Agreement. This benefit shall be distributed to the Participant’s Beneficiary(ies) in a lump sum amount as soon as administratively feasible upon Employer notification.

(f)
Disability SERP Benefit. In the event of the Participant’s termination of employment by reason of disability, if the Participant has attained Normal Retirement Age or is eligible for Early Retirement, the Participant shall receive a SERP benefit determined under Paragraph 8(a) or 8(b), as appropriate.  If the Participant has not attained Normal

Retirement Age and is not eligible for Early Retirement on his termination date, the Participant shall receive a SERP benefit equal to the value of the Participant’s Accrued SERP Benefit, payable as provided in Paragraph 8(c) of this Participation Agreement.  For purposes of this Participation Agreement and the Plan, “disability” means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a disability program covering employees of the Employer.  The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether the Participant is disabled, and shall make such determination consistent with Section 409A.

(g)
Change of Control SERP Benefit.  In lieu of the benefit payable under any other provision of this Participation Agreement and the Plan, but subject to the restrictions of Section 4.3 of the Plan, upon the Participant’s termination of employment (other than for Cause or by reason of his death) following a Change of Control, the Participant shall receive the unreduced SERP Benefit described in Paragraph 8(a) (i.e., a benefit determined without regard to the Participant’s age or Years of Service) in the form of a lump sum payment that is actuarially equivalent to the Normal Retirement benefit (calculated as of the date of termination and using the discount rate specified in Code Section 1274 in effect for the period of termination).  Such payment shall be made to the Participant (or his beneficiary) not later than thirty (30) days after the Participant’s termination date.

9.             General Provisions

(a)            No Assignment.

No benefit under the Plan or this Amended Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Plan or this Amended Participation Agreement. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.

(b)            Headings.

The headings contained in the Amended Participation Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Participation Agreement or the construction of any provision thereof.

(c)            Terms.

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

(d)            Successors.

This Amended Participation Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors and the Employer’s assigns.

(e)            Amendments.

This Participant Agreement may not be modified or amended, except by a duly executed instrument in writing signed by the Employer and the Participant. The subsequent amendment or termination of the Plan by the Employer shall not affect the Participant’s rights under this Amended Participation Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Participation Agreement to be executed as of the day first above written.

PARTICIPANT	NORTHEAST COMMUNITY BANK

/s/ Kenneth A. Martinek	/s/ Salvatore Randazzo
Kenneth A. Martinek	By:	Salvatore Randazzo
	Title:	Executive Vice President & COO/CFO

/s/ Arthur M. Levine
	By:	Arthur M. Levine
	Title:	Audit Committee Chair